Exhibit 99

Raytheon Technologies Reports
First Quarter 2020 Results

Completes merger with strong liquidity position

Raytheon Technologies (reflects United Technologies results including Otis and Carrier)
•Net sales of $18.2 billion, down 1 percent versus prior year including flat organic sales
•GAAP EPS of a loss of $0.10, including $1.66 of charges related to Otis and Carrier portfolio separation activities
•Adjusted EPS of $1.78, down 7 percent versus prior year

Raytheon Company (not included in Raytheon Technologies first quarter 2020 results)
•Record backlog of $51.3 billion with book-to-bill ratio of 1.44
•Net sales of $7.2 billion, up 6.5 percent

WALTHAM, Mass., May 7, 2020 – Raytheon Technologies Corporation (NYSE: RTX) reported first quarter 2020 results for standalone United Technologies including Otis and Carrier. The separation of Otis and Carrier and merger with Raytheon Company occurred on April 3, 2020, after the quarter close.

“I’m proud of what our team has done to support our customers and do our part in fighting this global pandemic,” said Raytheon Technologies CEO Greg Hayes. “During the quarter, we delivered solid results, exceeding our expectations for adjusted EPS and free cash flow, while also completing the spin-offs of Otis and Carrier and our merger with Raytheon.”

Hayes continued, “Looking ahead, the merits and strategic rationale of the merger are clear. Raytheon Technologies has a diversified portfolio of industry-leading technologies across commercial aerospace and defense with solid positions on key platforms. We have a strong balance sheet, ample liquidity, and are well positioned to deliver value for our shareowners and customers over the long term. We are also making the right moves for the business by taking out costs and making prudent capital allocation decisions to ensure we maintain flexibility and emerge from this crisis strong.”

Raytheon Technologies first quarter net sales of $18.2 billion were down 1 percent over the prior year, including flat organic sales and 1 point of foreign exchange headwind. Sales at Pratt and Whitney were up 11 percent over the prior year with Commercial Aftermarket sales up 4 percent. Sales at Collins Aerospace were down 1 percent over the prior year with Commercial aftermarket sales up 3 percent. GAAP EPS of a loss of $0.10 was down 106 percent versus the prior year and included $1.88 of net nonrecurring charges and other significant items, including $1.66 related to Otis and Carrier portfolio separation activities. Adjusted EPS of $1.78 was down 7 percent versus the prior year.

Net income in the quarter was a loss of $83 million, down 106 percent versus the prior year and included $1.6 billion of net nonrecurring charges. Cash flow from operations was $661 million and capital expenditures were $412 million, resulting in free cash flow of $249 million. Free cash flow included approximately $700 million of one-time cash separation payments. Total cash separation payments in the quarter were approximately $1.5 billion, of which approximately $700 million was reflected as a financing outflow, principally associated with make whole payments in connection with the early retirement of debt.

Raytheon Company First Quarter 2020 Results
Raytheon Company, which was not included in Raytheon Technologies’ first quarter results, had first quarter net sales of $7.2 billion, up 6.5 percent over the prior year. Bookings were $10.3 billion, resulting in a book-to-bill ratio of 1.44.

Backlog at the end of the first quarter 2020 was a record $51.3 billion, an increase of $10.2 billion or up 25 percent compared to the end of the first quarter 2019.

Raytheon Technologies 2020 Update
During this pandemic, Raytheon Technologies’ first priority is to protect the health and safety of its employees. The company has taken extraordinary steps to ensure that employees are able to work from home where possible, while implementing robust safety protocols to ensure facilities are clean and safe. At the same time, the company is contributing personal protective equipment and manufacturing other key supplies in areas of most critical need to fight the pandemic.

The COVID-19 pandemic has significantly increased global economic and demand uncertainty, and has impacted RTC’s businesses, operations and the aerospace sector as a whole. In response, the company has taken immediate actions to conserve cash and reduce costs and will continue to evaluate further actions.

The financial impact of the COVID-19 pandemic cannot be reasonably estimated at this time. The extent of such impact depends on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge. Given the ongoing uncertainty regarding the scope, severity and duration of the COVID-19 pandemic, RTC is not providing an outlook at this time and will revisit providing a 2020 outlook at our next earnings release.

On April 3, 2020, Raytheon Technologies successfully completed the separation of Otis and Carrier and the merger with Raytheon Company. Following these transactions, Raytheon Technologies had a cash balance of approximately $8.5 billion and a net debt position of approximately $25 billion.

About Raytheon Technologies
Raytheon Technologies Corporation is an aerospace and defense company that provides advanced systems and services for commercial, military and government customers worldwide. With 195,000 employees and four industry-leading businesses ― Collins Aerospace Systems, Pratt & Whitney, Raytheon Intelligence & Space and Raytheon Missiles & Defense ― the company delivers solutions that push the boundaries in avionics, cybersecurity, directed energy, electric propulsion, hypersonics, and quantum physics. The company, formed in 2020 through the combination of Raytheon Company and the United Technologies Corporation aerospace businesses, is headquartered in Waltham, Massachusetts.

Additional information, including a webcast, is available at https://investors.rtx.com/ or https://edge.media-server.com/mmc/p/7bts4e6d, or to listen to the earnings call by phone, dial (866) 219-7829 between 8:10 a.m. and 8:30 a.m. ET. To learn more about RTC, visit the website or follow the company on Twitter: @RaytheonTech

Use and Definitions of Non-GAAP Financial Measures
Raytheon Technologies Corporation’s (“RTC”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP").

We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Adjusted net sales, organic sales, adjusted operating profit, adjusted net income, adjusted earnings per share (“EPS”), adjusted diluted weighted average shares outstanding, and the adjusted effective tax rate are non-GAAP financial measures. Adjusted net sales represents consolidated net sales from continuing operations (a GAAP measure), excluding significant items of a non-recurring and/or nonoperational nature (hereinafter referred to as “other significant items”). Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items. Adjusted operating profit represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Adjusted net income represents net income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Adjusted EPS represents diluted earnings per share from continuing operations (a GAAP measure), excluding restructuring costs and other significant items. Adjusted diluted weighted average shares outstanding represents diluted weighted average shares outstanding (a GAAP measure), excluding stock awards which were anti-dilutive during the quarter ended March 31, 2020 as a result of the net loss from operations. The adjusted effective tax rate represents the effective tax rate (a GAAP measure), excluding restructuring costs and other significant items. For the business segments, when applicable, adjustments of net sales, operating profit and margins similarly reflect continuing operations, excluding restructuring and other significant items. Management believes that the non-GAAP measures just mentioned are useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing RTC's ability to fund its activities, including the financing of acquisitions, debt service, repurchases of RTC's common stock and distribution of earnings to shareowners.

A reconciliation of the non-GAAP measures to the corresponding amounts prepared in accordance with GAAP appears in the tables in this Appendix. The tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

When we provide our expectation for adjusted EPS, adjusted operating profit, adjusted effective tax rate, organic sales and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide Raytheon Technologies Corporation’s (“RTC”) management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident,” “on track” and other words of similar meaning.

Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, share repurchases, tax rates, R&D spend, other measures of financial performance, potential future plans, strategies or transactions, credit ratings and net indebtedness, other anticipated benefits to RTC of United Technologies Corporation’s (“UTC”) Rockwell Collins acquisition, the merger between UTC and Raytheon Company (“Raytheon”, and such merger, the “merger”) or the spin-offs by UTC of Otis Worldwide Corporation and Carrier Global Corporation into separate independent companies (the “separation transactions”), including estimated synergies and customer cost savings resulting from the merger and the separation transactions and other statements that are not solely historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which RTC operates in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction and in both the commercial and defense segments of the aerospace industry, levels of air travel, financial condition of commercial airlines, and the impact of weather conditions, pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand and distribution capabilities as the COVID-19 outbreak continues and results in an increasingly prolonged period of disruption to air travel and commercial activities generally, and significant restrictions and limitations on businesses, particularly within the aerospace and commercial airlines industries) and natural disasters, the financial condition of our customers and suppliers, and the risks associated with U.S. government sales (including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration or the allocation of funds to governmental responses to COVID-19, a government shutdown, or otherwise, and uncertain funding of programs); (2) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits (including our expected returns under customer contracts) of advanced technologies and new products and services; (3) the scope, nature, impact or timing of acquisition and divestiture activity, including among other things the integration of UTC’s and Raytheon’s businesses or the integration of RTC with other businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs and expenses; (4) RTC’s levels of indebtedness, capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability, including credit market conditions and our capital structure; (6) the timing and scope of future repurchases by RTC of its common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) delays and disruption in delivery of materials and services from suppliers; (8) company and customer-directed cost reduction efforts and restructuring costs and savings and other consequences thereof (including the potential termination of U.S. government contracts and performance under undefinitized contract awards and the potential inability to recover termination costs); (9) new business and investment opportunities; (10) the ability to realize the intended benefits of organizational changes; (11) the anticipated benefits of diversification and balance of operations across product lines, regions and industries; (12) the outcome of legal proceedings, investigations and other contingencies; (13) pension plan assumptions and future contributions; (14) the impact of the negotiation of collective bargaining agreements and labor disputes; (15) the effect of changes in political conditions in the U.S. and other countries in which RTC and its businesses operate, including the effect of changes in U.S. trade policies or the U.K.’s withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (16) the effect of changes in tax (including U.S. tax reform enacted on December 22, 2017, which is commonly referred to as the Tax Cuts and Jobs Act of 2017), environmental, regulatory and other laws and regulations (including, among other things, export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements, including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations) in the U.S. and other countries in which RTC and its businesses operate;

(17) the possibility that the anticipated benefits from the combination of UTC’s and Raytheon’s businesses (including ongoing integration activities from historic UTC and Raytheon acquisitions prior to the merger) cannot be realized in full or at all or may take longer to realize than expected, or the possibility that costs or difficulties related to the integration of UTC’s businesses with Raytheon’s will be greater than expected or may not result in the achievement of estimated synergies within the contemplated time frame or at all; (18) the ability of RTC to retain and hire key personnel and the ability of our personnel to continue to operate our facilities and businesses around the world in light of, among other factors, the COVID-19 outbreak; (19) the expected benefits to RTC of the separation transactions; (20) the intended qualification of (i) the merger as a tax-free reorganization and (ii) the separation transactions as tax-free to UTC and former UTC shareowners, in each case, for U.S. federal income tax purposes; and (21) the risk that dissynergy costs incurred in connection with the separation transactions will exceed legacy UTC’s or legacy Raytheon’s estimates. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the reports of RTC, UTC and Raytheon on Forms S-4, 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and RTC assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

RTC-IR
# # #

Raytheon Technologies Corporation
Condensed Consolidated Statement of Operations

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts; shares in millions)	2020	2019
Net Sales	$18,210	$18,365
Costs and Expenses:
Cost of products and services sold	13,408	13,707
Research and development	671	728
Selling, general and administrative	2,248	1,997
Total Costs and Expenses	16,327	16,432
Other (expense) income, net	(76)	112
Operating profit	1,807	2,045
Non-service pension (benefit)	(188)	(208)
Debt extinguishment costs	660	—
Interest expense, net	380	431
Income from operations before income taxes	955	1,822
Income tax expense	941	397
Net income from operations	14	1,425
Less: Noncontrolling interest in subsidiaries' earnings from operations	97	79
Net (loss) income attributable to common shareowners	$(83)	$1,346
(Loss) Earnings Per Share of Common Stock:
Basic	$(0.10)	$1.58
Diluted	$(0.10)	$1.56
Weighted Average Number of Shares Outstanding:
Basic shares	858	853
Diluted shares	858	861

Raytheon Technologies Corporation
Segment Net Sales and Operating Profit

	Quarter Ended March 31,
	(Unaudited)
	2020		2019
(dollars in millions)	Reported	Adjusted	Reported	Adjusted
Net Sales
Otis	$2,966	$2,966	$3,096	$3,096
Carrier	3,888	3,888	4,323	4,323
Pratt & Whitney	5,351	5,351	4,817	4,817
Collins Aerospace Systems	6,438	6,438	6,513	6,513
Segment Sales	18,643	18,643	18,749	18,749
Eliminations and other	(433)	(433)	(384)	(384)
Consolidated Net Sales	$18,210	$18,210	$18,365	$18,365

Operating Profit
Otis	$371	$468	$426	$451
Carrier	363	456	529	562
Pratt & Whitney	439	439	433	447
Collins Aerospace Systems	1,092	1,138	856	1,101
Segment Operating Profit	2,265	2,501	2,244	2,561
Eliminations and other	(343)	(84)	(101)	(37)
General corporate expenses	(115)	(113)	(98)	(97)
Consolidated Operating Profit	$1,807	$2,304	$2,045	$2,427

Segment Operating Profit Margin
Otis	12.5%	15.8%	13.8%	14.6%
Carrier	9.3%	11.7%	12.2%	13.0%
Pratt & Whitney	8.2%	8.2%	9.0%	9.3%
Collins Aerospace Systems	17.0%	17.7%	13.1%	16.9%
Segment Operating Profit Margin	12.1%	13.4%	12.0%	13.7%

Raytheon Technologies Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results
Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions - Income (Expense))	2020	2019
Otis
Net sales	$2,966	$3,096

Operating profit	371	426
Restructuring	(6)	(25)
Asset impairment	(67)	—
Costs associated with the Company's separation of its commercial businesses	(24)	—
Adjusted operating profit	$468	$451
Adjusted operating profit margin	15.8%	14.6%
Carrier
Net sales	$3,888	$4,323

Operating profit	363	529
Restructuring	(5)	(33)
Investment impairment	(71)	—
Costs associated with the Company's separation of its commercial businesses	(17)	—
Adjusted operating profit	$456	$562
Adjusted operating profit margin	11.7%	13.0%
Pratt & Whitney
Net sales	$5,351	$4,817

Operating profit	439	433
Restructuring	—	(14)
Adjusted operating profit	$439	$447
Adjusted operating profit margin	8.2%	9.3%
Collins Aerospace Systems
Net sales	$6,438	$6,513

Operating profit	1,092	856
Restructuring	(6)	(39)
Loss on sale of business	—	(25)
Amortization of Rockwell Collins inventory fair value adjustment	—	(181)
Intangible impairment triggered by COVID-19 impacts	(40)	—
Adjusted operating profit	$1,138	$1,101
Adjusted operating profit margin	17.7%	16.9%
Eliminations and other general corporate expenses
Operating profit	$(458)	$(199)
Restructuring	(2)	(1)
Transaction and integration costs related to acquisition of Rockwell Collins, Inc.	—	(9)
Costs associated with the Company's separation of its commercial businesses	(230)	(55)
Transaction expenses associated with the Raytheon Merger	(29)	—
Adjusted operating profit	$(197)	$(134)
RTC Consolidated
Operating profit	$1,807	$2,045
Restructuring	(19)	(112)

Total significant non-recurring and non-operational items included in Operating Profit above	(478)	(270)
Consolidated Adjusted operating profit	$2,304	$2,427

Raytheon Technologies Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results
Adjusted Net Income, Earnings Per Share, Weighted Average Diluted Shares Outstanding and Effective Tax Rate

	Quarter Ended March 31,
	(Unaudited)
(dollars and shares in millions - Income (Expense))	2020	2019
(Loss) Income from operations attributable to common shareowners	$(83)	$1,346
Total Restructuring Costs	(19)	(112)
Total significant non-recurring and non-operational items included in Operating Profit	(478)	(270)
Significant non-recurring and non-operational items included in Interest Expense, Net
Debt issuance costs associated with the Company's separation of its commercial businesses	(6)	—
Debt extinguishment costs associated with the Company's separation of its commercial businesses	(660)	—
	$(666)	$—

Tax effect of restructuring and significant non-recurring and non-operational items above	35	77
Tax effect of significant non-recurring and non-operational items related to the Company's separation of its commercial businesses	105	4
Significant non-recurring and non-operational items included in Income Tax Expense
Tax expenses associated with the Company's separation of its commercial businesses	(605)	—
Less: Impact on net income attributable to common shareowners	(1,628)	(301)
Adjusted net income attributable to common shareowners	$1,545	$1,647

Diluted Earnings Per Share	$(0.10)	$1.56
Impact on Diluted Earnings Per Share	(1.88)	(0.35)
Adjusted Diluted Earnings Per Share	$1.78	$1.91

Weighted Average Number of Shares Outstanding
Reported Diluted	858	861
Impact of dilutive shares [1]	8	—
Adjusted Diluted	866	861

Effective Tax Rate	98.5%	21.8%
Impact on Effective Tax Rate	(76.1)%	(0.1)%
Adjusted Effective Tax Rate	22.4%	21.7%

1 The computation of reported diluted earnings per share excludes the effect of the potential exercise of stock awards, including stock appreciation rights and stock options, because their effect was antidilutive in the quarter ended March 31, 2020 due to the reported loss from operations. On an adjusted basis, the Company reported income from continuing operations and the dilutive effect of such awards is included in the calculation of Adjusted Diluted Earnings Per Share.

Raytheon Technologies Corporation
Components of Changes in Net Sales

Quarter Ended March 31, 2020 Compared with Quarter Ended March 31, 2019

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Total
Otis	(2)%	(2)%	(4)%
Carrier	(9)%	(1)%	(10)%
Pratt & Whitney	12%	(1)%	11%
Collins Aerospace Systems	(1)%	—%	(1)%
Consolidated	—%	(1)%	(1)%

Raytheon Technologies Corporation
Condensed Consolidated Balance Sheet

	March 31,	December 31,
	2020	2019
(dollars in millions)	(Unaudited)	(Unaudited)
Assets
Cash and cash equivalents	$8,001	$7,378
Accounts receivable, net	13,104	13,524
Contract assets, current	4,549	4,184
Inventory, net	11,506	10,950
Other assets, current	1,715	1,461
Total Current Assets	38,875	37,497
Fixed assets, net	12,484	12,755
Operating lease right-of-use assets	2,624	2,599
Goodwill	47,481	48,063
Intangible assets, net	25,600	26,046
Other assets	12,508	12,756
Total Assets	$139,572	$139,716

Liabilities and Equity
Short-term debt	$3,087	$5,860
Accounts payable	10,976	10,809
Accrued liabilities	11,055	11,737
Contract liabilities, current	6,384	6,180
Total Current Liabilities	31,502	34,586
Long-term debt	43,232	37,788
Operating lease liabilities	2,126	2,144
Other long-term liabilities	20,682	20,872
Total Liabilities	97,542	95,390
Redeemable noncontrolling interest	95	95
Shareowners' Equity:
Common Stock	23,038	22,955
Treasury Stock	(32,665)	(32,626)
Retained earnings	60,826	61,594
Accumulated other comprehensive loss	(11,788)	(10,149)
Total Shareowners' Equity	39,411	41,774
Noncontrolling interest	2,524	2,457
Total Equity	41,935	44,231
Total Liabilities and Equity	$139,572	$139,716

Debt Ratios:
Debt to total capitalization	53%	50%
Net debt to net capitalization	48%	45%

Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

Raytheon Technologies Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2020	2019
Operating Activities:
Net income from operations	$14	$1,425
Adjustments to reconcile net income from operations to net cash flows provided by operating activities:
Depreciation and amortization	980	942
Deferred income tax provision	485	21
Stock compensation cost	87	64
Net periodic pension and other postretirement (benefit)	(136)	(120)
Change in working capital	(887)	(445)
Global pension contributions	(39)	(32)
Canadian government settlement	—	(38)
Other operating activities, net	157	(317)
Net cash flows provided by operating activities	661	1,500
Investing Activities:
Capital expenditures	(412)	(363)
Acquisitions and dispositions of businesses, net	(5)	114
Customer financing assets, net	(88)	(173)
Increase in collaboration intangible assets	(78)	(87)
(Payments) receipts from settlements of derivative contracts	(639)	92
Other investing activities, net	(61)	23
Net cash flows used in investing activities	(1,283)	(394)
Financing Activities:
Issuance of long-term debt, net	3,371	6
Debt extinguishment costs	(660)	—
Decrease in short-term borrowings, net	(626)	(349)
Dividends paid on Common Stock	(614)	(609)
Repurchase of Common Stock	(47)	(29)
Other financing activities, net	(62)	(96)
Net cash flows provided by (used in) financing activities	1,362	(1,077)
Effect of foreign exchange rate changes on cash and cash equivalents	(94)	41
Net increase in cash, cash equivalents and restricted cash	646	70
Cash, cash equivalents and restricted cash, beginning of period	7,420	6,212
Cash, cash equivalents and restricted cash, end of period	8,066	6,282
Less: Restricted cash	65	42
Cash and cash equivalents, end of period	$8,001	$6,240

Certain reclassifications have been made to conform to current presentation.

Raytheon Technologies Corporation
Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2020		2019

Net (loss) income attributable to common shareowners	$(83)		$1,346
Net cash flows provided by operating activities	$661		$1,500
Net cash flows provided by operating activities as a percentage of net income attributable to common shareowners		NM		111%
Capital expenditures	(412)		(363)
Capital expenditures as a percentage of net income attributable to common shareowners		NM		(27)%
Free cash flow	$249		$1,137
Free cash flow as a percentage of net income attributable to common shareowners		NM		84%

NM- Not meaningful

Raytheon Company
Consolidated Statement of Operations
First Quarter 2020
	Quarter Ended
	(Unaudited)
(dollars in millions)	March 29, 2020	March 31, 2019
Net sales	$7,165	$6,729
Operating expenses
Cost of sales	5,245	4,877
General and administrative expenses	728	739
Total operating expenses	5,973	5,616
Operating income	1,192	1,113
Non-operating (income) expense, net
Retirement benefits non-service expense	192	181
Interest expense	43	44
Interest income	(11)	(13)
Other (income) expense, net	25	(20)
Total non-operating (income) expense, net	249	192
Income before taxes	943	921
Federal and foreign income taxes	153	146
Net income	790	775
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	2	(6)
Net income attributable to Raytheon Company	$788	$781

Results included on this page are for Raytheon Company only and are not included in Raytheon Technologies first quarter reported results.

Raytheon Company
Segment Net Sales and Operating Income, Backlog and Bookings
First Quarter 2020

	Net Sales		Operating Income		Operating Income As a Percent of Net Sales
	Quarter Ended		Quarter Ended		Quarter Ended
	(Unaudited)		(Unaudited)		(Unaudited)
(dollars in millions)	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
Integrated Defense Systems	$1,722	$1,550	$337	$258	19.6%	16.6%
Intelligence, Information and Services	1,731	1,777	142	187	8.2%	10.5%
Missile Systems	2,151	2,006	239	190	11.1%	9.5%
Space and Airborne Systems	1,894	1,653	244	212	12.9%	12.8%
Forcepoint	148	158	(16)	(9)	(10.8)%	(5.7)%
Eliminations	(481)	(414)	(50)	(47)
Total business segment	7,165	6,730	896	791	12.5%	11.8%
Acquisition Accounting Adjustments	—	(1)	(21)	(28)
FAS/CAS Operating Adjustment	—	—	370	366
Corporate(1)	—	—	(53)	(16)
Total	$7,165	$6,729	$1,192	$1,113	16.6%	16.5%
(1) In the fourth quarter of 2019, we were selected by the U.S. Army for the Lower Tier Air and Missile Defense Sensor (LTAMDS). The net expenses related to the LTAMDS project of $26 million in the first quarter of 2020 are included in Corporate operating income as they are not included in management’s evaluation of business segment results.

Backlog	March 29, 2020	December 31, 2019
(dollars in millions)	(Unaudited)	(Unaudited)
Integrated Defense Systems	$14,335	$14,180
Intelligence, Information and Services	6,775	6,674
Missile Systems	17,863	15,835
Space and Airborne Systems	11,836	11,525
Forcepoint	503	538
Total backlog	$51,312	$48,752

	Quarter Ended
Bookings	(Unaudited)
(dollars in millions)	March 29, 2020	March 31, 2019
Total bookings	$10,343	$5,368

Results included on this page are for Raytheon Company only and are not included in Raytheon Technologies first quarter reported results.